TRANSACTIONS SUBJECT TO RULE 10f-3 PROCEDURES


Portfolio: 5580 JPM International Equity Fund          Security Description:
                                                       Common Stock


Issuer: ISPAT International



                                                                   In Compliance
REQUIRED INFORMATION                   APPLICABLE RESTRICTION           (Yes/No)



1.  Offering Date  Aug 7, 1997         None                          N/A

2.  Trade Date     Aug 7, 1997         Must be the same as #1               Yes

3.  Unit Price of Offering $27         None                                  N/A

4.  Price Paid per Unit    $ 27        Must not exceed #3                    Yes

5.  Years of Issuer's Operations 8     Must be at least three years *        Yes

6.  Underwriting Type         Firm     Must be firm                          Yes

7.  Underwriting Spread     $1.215     Investment Adviser determination to
                                       be made                               Yes

8.  Total Price paid by
    Portfolio               $2,457     None                                  N/A

9.  Total Size of
    Offering           675,000,000     None                                  N/A

10. Total Price Paid                   If less than $500,000, must not
    by Portfolio plus                  exceed #8 x 10%(N/A), otherwise
    Total Price Paid for               must not exceed #8x4%($27,000,000)    Yes
    same securities purchased
    by the same investment
    adviser for other investment
    companies             $851,796

11. Underwriters from whom
    Portfolio purchased
    (attach a list of all  Credit Suisse                                   Yes
    syndicate members)     First Boston Must not include Investment Adviser
                                        affiliates ***                      Yes
12.  If the affiliate was
     lead or co-lead
     manager, confirm the
     instruction given       N/A        Must be "Yes" or "N/A"
     below ****


The Investment Adviser has no reasonable cause to believe that the underwriting commission, spread or profit is NOT reasonable and fair compared to underwritings of similar securities during a comparable period of time. In determining which securities are comparable, the Investment Adviser has considered the factors set forth in the Portfolio's 10f-3 procedures.


                                             Barry J. Mullen
                                             Compliance Officer

* Not applicable to munis. In the case of munis, (i) the issue must have one investment grade rating or (ii) if the issuer or the revenue source has been in operation for less than three years, the issue must have one of the three highest ratings. Circle (i) or (ii), whichever is met.

     *** For munis purchased from syndicate manager, check box to confirm that the purchase was not designated as a group sale. [ ]

     **** No credit for the purchase made for the Portfolio can be credited to the Investment Adviser's affiliate.